Exhibit 99.1

Alaska Communications Closes New $100 Million Senior Credit Facility

ANCHORAGE, Alaska--(BUSINESS WIRE)--September 15, 2015--Alaska Communications (NASDAQ:ALSK) closed the refinancing of its existing senior term loan on Sept. 14, 2015.

Alaska Communications entered into $100 million of senior secured financing, including a $10 million revolving loan. Alaska Communications used proceeds to pay off its outstanding $80 million term loan, fund fees and expenses associated with the refinancing, and for corporate purposes.

“We have taken full advantage of a suitable financing window in the credit markets. The cost of the facility is similar to our current facility, which was scheduled to mature next year. With this financing, we now have no debt maturing sooner than 2018. We are also pleased to be working with a group of lenders who can support our business over the long term,” Alaska Communications CFO Wayne Graham said.

CoBank and ING Capital LLC served as the lead arrangers on the financing.

About Alaska Communications

Alaska Communications (NASDAQ:ALSK) is the leading provider of advanced broadband and IT managed services for businesses and consumers in Alaska. The company operates a highly reliable, advanced statewide data network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous U.S. For more information, visit www.alaskacommunications.com or www.alsk.com.

CONTACT:
Alaska Communications
Media:
Hannah Blankenship, 907-564-1326
Hannah.Blankenship@acsalaska.com
or
Investors:
Tiffany Dunn, 907-564-7556
investors@acsalaska.com